Exhibit 10(a)
Form of

NEXTERA ENERGY, INC.
AMENDED AND RESTATED
2011 LONG TERM INCENTIVE PLAN
DEFERRED STOCK AWARD
AGREEMENT

AGREEMENT, dated [date], between NextEra Energy, Inc. (hereinafter called the "Company") and [name] (hereinafter called the "Grantee").

1.    Grant of Deferred Stock Award. The Company hereby grants to the Grantee as of the date hereof (the “Effective Date”), a Deferred Stock Award initially consisting of [______] shares of common stock of the Company, par value $.01 per share (“Common Stock”), which shares shall be subject to the restrictions noted below. The number of shares of Common Stock comprising the Deferred Stock Award from time to time shall be referred to in this Agreement as the "Deferred Stock." The Deferred Stock, together with any dividends or other earnings or proceeds derived therefrom, shall be referred to in this Agreement as the "Deferred Stock Award."

2.    Issuance of Shares.     Subject to the limitations and other terms and conditions set forth in this Agreement and the Company's 2011 Long Term Incentive Plan (as amended from time to time, the "Plan"), on, or within thirty (30) days following, the last day of the Deferral Period the Company shall issue, in the manner and from the Common Stock authorized under the Plan, the Deferred Stock.

3.    Dividends and Other Income. In the event a dividend is payable on Common Stock in additional shares of Common Stock, an amount denominated in shares of Common Stock equal to such dividend shall, as of the ex dividend date for such dividend, become part of the Deferred Stock Award for all purposes of this Agreement. In the event a dividend on Common Stock is payable in property other than cash or Common Stock, an amount equal to such dividend shall, as of the ex dividend date for such dividend, become part of the Deferred Stock Award for all purposes of this Agreement, unless the committee constituted for purposes of section 3.1.2 of the Plan (the “2011 LTIP Committee”) directs that such property be deemed to be reinvested in additional shares of Common Stock. In the event a dividend on Common Stock is payable in cash, such dividend shall, as of the ex dividend date for such dividend, become part of the Deferred Stock Award for all purposes of this Agreement. Unless the 2011 LTIP Committee directs otherwise, cash dividends paid with respect to Deferred Stock and any property comprising the Deferred Stock Award payable on or after the Effective Date shall be deemed to be applied to the purchase of additional shares of Common Stock on the dividend payment date, at a price equal to the closing price of the Common Stock on the dividend payment date.

4.    No Voting and other Shareholders' Rights. Unless otherwise determined by the 2011 LTIP Committee, the Grantee shall have no rights as a shareholder or other rights appurtenant to the Deferred Stock Award.

5.    Deferral Period.

(a)     The Common Stock shall not be distributed or distributable to the Grantee in satisfaction of the Deferred Stock Award prior to the end of a deferral period which shall begin on the Effective Date and end on:

(i)    January 1st of the calendar year following the calendar year in which the Grantee experiences a Separation from Service; or

(ii)    if later and the Grantee is a "specified employee" (within the meaning of section 409A of the Code and the regulations thereunder), the date which is six (6) months and one (1) day after the Grantee's Separation from Service

(the "Deferral Period"). For purposes of this Agreement, the term "Separation from Service" shall have the meaning assigned to it under section 409A of the Code and the regulations promulgated thereunder.

(b)    On or within ten (10) days following the last day of the Deferral Period, the Vested Portion of the Deferred Stock Award (as determined in accordance with section 6 of this Agreement) shall be distributed to the Grantee (or in the event of the Grantee's death, to his beneficiary determined in accordance with the terms of this Agreement). To the extent the Deferred Stock Award is deemed to consist of shares of Common Stock, such distribution shall be made in kind. To the extent the Deferred Stock Award is deemed to consist of property other than cash or Common Stock, such distribution shall be made in cash unless the 2011 LTIP Committee directs otherwise. If the Deferred Stock Award consists of cash or other property in addition to Deferred Stock, such distribution shall be applied proportionately to each asset included in the Deferred Stock Award, unless the 2011 LTIP Committee determines otherwise.

6.    Vesting.

(a)    In General. Except as otherwise provided in this section 6, the Vested Portion of the Deferred Stock Award shall be (i) 0%, if the Grantee's Separation from Service occurs prior to [date]; (ii) 50%, if the Grantee's Separation from Service occurs on or after [date] and prior to [date] and (ii) 100%, if the Grantee's Separation from Service occurs on or after [date].

(b)    Vesting due to the Death or Disability of the Grantee. If the Grantee's Separation from Service results from the Grantee's death or Disability, the Vested Portion of the Deferred Stock Award shall be the greater of the (i) percentage determined under section 6(a) of this Agreement or (ii) the percentage determined under the following table:

If Termination of Employment Due to Death or Disability Occurs		The Percentage Is
after	but prior to
	January 1, [year]	10%
December 31, [year]	January 1, [year]	20%
December 31, [year]	January 1, [year]	30%
December 31, [year]	January 1, [year]	40%
December 31, [year]	January 1, [year]	50%
December 31, [year]	January 1, [year]	60%
December 31, [year]	January 1, [year]	70%
December 31, [year]	January 1, [year]	80%
December 31, [year]	January 1, [year]	90%
December 31, [year]		100%

Disability shall be considered to exist at the Grantee's Separation from Service if, on such date, the Grantee is suffering from a medical condition which qualifies him (or would, upon completion of any applicable waiting or elimination period, qualify him) for benefits under the NextEra Energy, Inc. Long Term Disability Plan for Executives as in effect on the date of this Agreement.

(c)    Vesting Due to a Change in Control. In the event of a Change in Control, followed by the Grantee's Involuntary Discharge without Cause or Resignation with Good Reason, the Vested Portion of the Deferred Stock Award shall be the greater of the (i) percentage determined under section 6(a) of this Agreement or (ii) the percentage determined under the following table:

If Termination of Employment following a Change in Control Occurs		The Percentage Is
On or after	but prior to
	December 31, [year]	20%
December 31, [year]	December 31, [year]	30%
December 31, [year]	December 31, [year]	40%
December 31, [year]	December 31, [year]	50%
December 31, [year]	December 31, [year]	60%
December 31, [year]	December 31, [year]	70%
December 31, [year]	December 31, [year]	80%
December 31, [year]	December 31, [year]	90%
December 31, [year]		100%

For purposes of this section 6(c), the terms "Change in Control," "Involuntary Discharge without Cause" and "Resignation with Good Reason" shall have the meanings assigned to them in section 8. With respect to the Deferred Stock Award granted hereunder, the provisions of this section 6(c) shall supersede the provisions of that certain Amended and Restated Executive Retention and Employment Agreement between the Grantee and the Company effective December 10, 2009, as such may be amended (“Retention Agreement”), and the Grantee specifically acknowledges and agrees that the terms and conditions of the Retention Agreement shall not apply to this Deferred Stock Award.

7.    Forfeitures.

(a)    If, on the date of the Grantee's Separation from Service, the Vested Portion of the Deferred Stock Award is less than 100%, the portion of the Deferred Stock Award that is not vested shall be forfeited and shall not be eligible to be reinstated in the event the Grantee is subsequently re-employed. If the Deferred Stock Award is deemed to consist of cash or other property in addition to Deferred Stock, the forfeiture shall be applied proportionately to each asset included in the Deferred Stock Award, unless the 2011 LTIP Committee determines otherwise.

(b)    If, at any time, the Grantee violates any of the provisions of section 15, the Grantee shall forfeit his entire interest, vested and unvested, in any portion of the Deferred Stock Award that has not been distributed.

8.    Certain Defined Terms.

(a)    For all purposes of this Agreement, the term "Change in Control" shall have the meaning assigned to it under the Plan as in effect on the date of this Agreement.

(b)    For all purposes of this Agreement, "Involuntary Discharge without Cause" shall mean a termination of employment by the Company that is not for "Cause" described in section 7(b) of the Retention Agreement as in effect on the date of this Agreement or the result of the Grantee's death or Disability.

(c)    For purposes of this Agreement, "Resignation with Good Reason" shall mean the Grantee's voluntary resignation under the circumstances described in section 7(c) of the Retention Agreement as in effect on the date of this Agreement.
(d)    Any other capitalized term used in this Agreement but not defined herein shall have the meaning given to such term in the Plan.

9.    Tax Withholding. Upon vesting, distribution, or any other taxable event in relation to the Deferred Stock, the Company shall be authorized, in order to meet the Company's obligations for the payment of withholding taxes (including federal and state income taxes and payroll taxes applicable to the taxable income relating to such event), to remit the minimum required withholding taxes to the appropriate tax authority on the Grantee's behalf and to deduct the amount so remitted from the Deferred Stock Award. Unless the 2011 LTIP Committee determines otherwise, any such deduction shall be applied first to cash balances included in the Deferred Stock Award, second (if necessary) to assets other than cash and Deferred Stock that comprise the Deferred Stock Award and third (if necessary) to Deferred Stock. Deductions applied to property other than cash shall be based on the fair market value of the property as of the date of withholding.

10.     Compliance with Laws and Regulations.
(a)    The Deferred Stock Award is intended to be, to the maximum extent permitted under Applicable Laws, an unfunded, non-qualified plan maintained primarily for the purpose of providing deferred compensation for highly compensated employees, as contemplated by sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. The Deferred Stock Award is not intended to comply with the requirements of section 401(a) of the Code or to be subject to Parts 2, 3, and 4 of Title I of ERISA. The Deferred Stock Award shall be administered and construed so as to effectuate this intent.
(b)    The Deferred Stock Award is further intended to be a non-qualified deferred compensation plan described in section 409A of the Code. The Deferred Stock Award shall be operated, administered, and construed to comply with the requirements of section 409A of the Code and the regulations thereunder. In addition, the Deferred Stock Award shall be subject to amendment, with or without advance notice to the Grantee and other interested parties, and on a prospective or retroactive basis, including but not limited amendment in a manner that adversely affects the rights of the Grantee and other interested parties, to the extent necessary to effect such compliance.
11.    Designation of Beneficiary. The Grantee may designate a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive payments and other distributions in respect of the Deferred Stock Award upon the Grantee's death. At any time, and from time to time, any such designation may be changed or canceled by the Grantee without the consent of any beneficiary. Any such designation, change or cancellation must be by written notice filed with the Executive Vice President, Human Resources of the Company and shall not be effective until received by the Executive Vice President, Human Resources of the Company. If the Grantee designates more than one beneficiary, such beneficiaries shall receive an equal portion of any distribution, unless the Grantee has designated otherwise, in which case each beneficiary shall receive the portion designated by the Grantee. If no beneficiary has been named by the Grantee, the Grantee's beneficiary shall be the executor or administrator of the Grantee's estate.

12.    Nonassignability. The Grantee's rights and interest in the Deferred Stock and other vested balances may not be sold, transferred, assigned, pledged, exchanged, hypothecated or otherwise disposed of prior to the expiration of the Deferral Period except, in the event of death, to a designated beneficiary or by will or by the laws of descent and distribution.

13.    Effect Upon Employment. This Deferred Stock Award is not to be construed as giving any right to the Grantee for continuous employment by the Company or a Subsidiary or other Affiliate. The Company and its Subsidiaries and other Affiliates retain the right to terminate the Grantee at will and with or without cause at any time (subject to any rights the Grantee may have under the Retention Agreement).

14.    Successors. This Agreement shall inure to the benefit of and shall be binding upon the Company and the Grantee and their respective heirs, successors and assigns. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15.    Protective Covenants. In consideration of the Deferred Stock Award granted under this Agreement, the Grantee covenants and agrees as follows (the "Protective Covenants"):
(a)    During Grantee's Service with the Company, and for a two-year period following the termination of the Grantee's employment with the Company, Grantee agrees not to (i) compete or attempt to compete for, or act as a broker or otherwise participate in, any projects in which the Company has at any time done any work or undertaken any development efforts or (ii) directly or indirectly solicit any of the Company's customers, vendors, contractors, agents, or any other parties with which the Company has an existing or prospective business relationship, for the benefit of Grantee or for the benefit of any third party, nor shall the Grantee accept consideration or negotiate or enter into agreements with such parties for the benefit of Grantee or any third party.
(b)    During Grantee's Service with the Company, and for a two-year period following the termination of the Grantee's Service with the Company, the Grantee shall not, directly or indirectly, on behalf of the Grantee or for any other business, person or entity, entice, induce or solicit or attempt to entice, induce or solicit any employee of the Company to leave the Company's employ or to hire or to cause any employee of the Company to become employed for any reason whatsoever.
(c)    Grantee shall not, at any time in the future and in any way, disparage the Company or its current or former officers, directors, and employees, orally or in writing, or make any statements that may be derogatory or detrimental to the Company's good name or business reputation.
(d)    Grantee acknowledges that the Company would not have an adequate remedy at law for monetary damages if Grantee breaches these Protective Covenants. Therefore, in addition to all remedies to which the Company may be entitled for a breach or threatened breach of these Protective Covenants, including but not limited to monetary damages, the Company shall be entitled to specific enforcement of these Protective Covenants and to injunctive or other equitable relief as a remedy for a breach or threatened breach. In addition, upon any breach of these Protective Covenants or any separate Confidentiality Agreement between the Company and the Grantee, all rights to receive shares of Common Stock and dividends under this Award shall be forfeited.
(e)    For purposes of this section 15, the term “Company” shall include all

Subsidiaries and other Affiliates of the Company (such Subsidiaries and other Affiliates being hereinafter referred to as the “NextEra Entities”). The Company and the Grantee agree that each of the NextEra Entities is an intended third-party beneficiary of this section 15, and further agree that each of the NextEra Entities is entitled to enforce the provisions of this section 15 in accordance with its terms.
(f)    Notwithstanding anything to the contrary contained in this Agreement, the terms of these Protective Covenants shall survive the termination of this Agreement and shall remain in effect.
16.    Incorporation of Plan's Terms. This Agreement is made under and subject to the provisions of the Plan, and all the provisions of the Plan are also provisions of this Agreement, provided, however, (a) if there is a difference or conflict between the provisions of this Agreement and the mandatory provisions of the Plan, such mandatory provisions of the Plan shall govern, (b) if there is a difference or conflict between the provisions of this Agreement and the non-mandatory provisions of the Plan, the provisions of this Agreement shall govern, and (c) if there is a difference or conflict between the provisions of this Agreement and a provision of the Retention Agreement, such provision of this Agreement shall govern. The Company and 2011 LTIP Committee retain all authority and powers granted by the Plan and not expressly limited by this Agreement. The Grantee acknowledges that he may not and shall not rely on any statement of account or other communication or document issued in connection with the Plan other than the Plan, this Agreement, and any document signed by an authorized representative of the Company that is designated as an amendment of the Plan or this Agreement.
17.    Interpretation. The Committee shall have the authority to interpret and construe all provisions of this Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or this Agreement, by the Committee shall be final, binding and conclusive, absent manifest error.

18.    Governing Law/Jurisdiction/Waiver of Jury Trial. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida, without regard to its conflict of laws principles. All suits, actions, and proceedings relating to this Agreement or the Plan shall be brought only in the courts of the State of Florida located in Palm Beach County or in the United States District Court for the Southern District of Florida in West Palm Beach, Florida. The Company and the Grantee hereby consent to the personal jurisdiction of the courts described in this section 18 for the purpose of all suits, actions, and proceedings relating to the Agreement or the Plan. The Company and the Grantee each waive all objections to venue and to all claims that a court chosen in accordance with this section 18 is improper based on a venue or a forum non conveniens claim.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

19.     Amendment. This Agreement may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written agreement between the Company and the Grantee.

20.    Adjustments. If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Common Stock effected without receipt of consideration by the Company, then the number of Deferred Shares shall be adjusted proportionately. Except as otherwise set forth herein, no adjustment shall be made in connection with the payment by the Company of any cash dividend on its Common Stock or in connection with the issuance by the Company of any warrants, rights, or options to acquire additional shares of Common Stock or of securities convertible into Common Stock.
21.    Data Privacy. By entering into this Agreement, the Grantee: (a) authorizes the Company or any of the NextEra Entities, and any agent of the Company or any of the NextEra Entities administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of the NextEra Entities such information and data as the Company or any such NextEra Entities shall reasonably request in order to facilitate the administration of this Agreement; and (b) authorizes the Company or any of the NextEra Entities to store and transmit such information in electronic form, provided such information is appropriately safeguarded in accordance with Company policy.

By signing this Agreement, the Grantee accepts and agrees to all of the foregoing terms and provisions and to all the terms and provisions of the Plan incorporated herein by reference and confirms that the Grantee has received a copy of the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NEXTERA ENERGY, INC.

GRANTEE